Exhibit (a)(1)(i)

OFFER

BY

JAPAN SMALLER CAPITALIZATION FUND, INC.

TO PURCHASE FOR CASH
UP TO 10% OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
AT 98% OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHT WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON JULY 1, 2026, UNLESS THE OFFER IS EXTENDED

This Issuer Tender Offer Statement and the accompanying Letter of Transmittal (which together constitute the “Offer”) are not conditioned on any minimum number of outstanding shares of common stock, par value $0.10 per share (the “Shares”) being tendered but are subject to other conditions as outlined herein and in the Letter of Transmittal.

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by Japan Smaller Capitalization Fund, Inc. (the “Fund”).

IMPORTANT

Any stockholder (“Stockholder”) desiring to tender any portion of their shares of common stock of the Fund (“Shares”) should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with their certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all Stockholders tendering uncertificated Shares, and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Registrar”), or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

Questions, requests for assistance and requests for additional copies of this Issuer Tender Offer Statement and the Letter of Transmittal may be directed to Georgeson LLC (the “Information Agent”) in the manner set forth on the last page of this Issuer Tender Offer Statement.

i

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Issuer Tender Offer Statement and the accompanying Letter of Transmittal (which together constitute the “Offer”). To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should carefully read the entire Issuer Tender Offer Statement and the related Letter of Transmittal.

•	What is the Offer?

Japan Smaller Capitalization Fund, Inc. (the “Fund”) is offering to purchase up to 10% of its outstanding shares of common stock, par value $0.10 per share (the “Shares”), or 2,833,389 of its outstanding Shares of common stock, for cash at a price per Share equal to 98% of the net asset value per Share (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the date after the Offer expires, July 2, 2026 (the “Pricing Date”) (or, if the Offer is extended, the business day after the expiration date as extended), upon specified terms and subject to conditions as set forth in the Offer documents.

The Offer represents the completion of the Fund’s announcement in June 2025 that the Fund would conduct a conditional tender offer provided that the Fund’s shares trade at an average daily market price discount of 9% or greater to NAV (defined below) during the nine-month measurement period beginning on July 1, 2025 and ending on March 31, 2026. The condition having been satisfied, the Fund is proceeding with this Offer. The Fund also notes that, at the time that the Fund announced the intent to conduct a conditional tender offer (again, June 2025), the Fund also announced a Level Distribution Plan (the LDP) pursuant to which the Fund would make regular monthly distributions to shareholders. When the Fund announced the current Offer, by press release on May 22, 2026, the Fund also announced that it would “re-level” the LDP from an annualized rate of 10% of the Fund’s NAV as of May 31, 2025 to an annualized rate of 10% of the Fund’s market price as of May 20, 2026, with the new distribution rate to be effective with the July 31, 2026 LDP payment date. For more information and important limitations associated with the LDP, see Section 6 of the Issuer Tender Offer Statement.

•	When will the Offer expire, and may the Offer be extended?

The Offer will expire at 5:00 p.m. Eastern Time on July 1, 2026 (the “Expiration Date”), unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making a public announcement no later than 9:00 a.m. Eastern Time on the business day after the Offer otherwise would have expired. For more information see Section 1 of the Issuer Tender Offer Statement.

•	What is the NAV and Market Price as of a recent date?

As of April 30, 2026 the NAV per Share was $12.79. For more information see Section 7 of the Issuer Tender Offer Statement for details. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson LLC, the Fund’s information agent, by calling toll free (866) 539-8375 Monday through Friday 9 a.m. to 11 p.m. and Saturday 12 p.m. to 6 p.m., New York City time, or by calling the Fund toll free at 1-800-833-0018 between 8:30 a.m. and 6:00 p.m. Eastern Time, Monday through Thursday, and 8:30 a.m. and 5:00 p.m. Eastern Time Friday (except holidays).

Also as of April 30, 2026, the market price per Share was $11.32, which represents a 11.49% discount to the NAV. As with the Fund’s NAV, it is not possible to predict the market price per Share at a future date, including on the Pricing Date. On the Pricing Date, it is possible that the discount to NAV of the market price may be less than the 2.0% discount to NAV of the purchase price pursuant to the Offer. It is also possible that on the Pricing Date, the market price may be more than the NAV such that the Fund is trading at a “premium” to the NAV.

•	Will the NAV be higher or lower on the date that the price to be paid for tendered Shares is to be determined?

It is not possible to accurately predict the NAV at a future date.

•	How do I tender my Shares?

If your Shares are registered in your name, obtain and read the Offer materials carefully and if you decide to tender your Shares, properly complete and submit the Letter of Transmittal and any other documents required by the Letter of Transmittal. In addition, either the certificate for Shares must be transmitted to and received by Computershare (the “Registrar”) at one of its addresses set forth on the last page of this Offer, or you must comply with the Book Entry Delivery Procedure. For more information see Section 3 of the Issuer Tender Offer Statement. These materials must be received by Computershare Trust Company, N.A., the Fund’s Registrar, in proper form before 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, the expiration date as extended). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact that firm to obtain and read the package of information necessary to make your decision. If you decide to tender your Shares, you must direct that firm to complete, compile and deliver the necessary documents for submission to the Registrar by 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, the expiration date as extended).

For more information see Section 3 of the Issuer Tender Offer Statement.

•	Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge you a fee for soliciting tenders for Shares pursuant to the Offer. The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering Stockholder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the Stockholder and satisfactory evidence of the payment of such taxes, or exemption therefrom, may need to be submitted.

•	May I withdraw my Shares after I have tendered them and, if so, by when?

Yes, you may withdraw your Shares at any time prior to 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, at any time prior to the expiration time on the new expiration date).

Withdrawn Shares may be re-tendered by following the tender procedures before the Expiration Date (including any extension period). For more information see Section 4 of the Issuer Tender Offer Statement.

•	How do I withdraw tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Registrar (as described in the previous paragraph), which specifies the name of the Stockholder who tendered the Shares and the number of Shares being withdrawn and, as regards Share certificates which represent tendered Shares that have been delivered or otherwise identified to the Registrar, the name of the registered owner of such Shares if different than the person who tendered the Shares. The notice of withdrawal, and all other required documents, must be received by the Registrar prior to 5:00 p.m. Eastern Time on the Expiration Date (or if the Offer is extended, at any time prior to the expiration time on the new expiration date). See Section 4 of the Issuer Tender Offer Statement.

•	May I place any conditions on my tender of Shares?

No.

•	Is there a maximum number of Shares that I may tender?

No, however, the Fund will accept for payment, and will pay for, up to 10% of the Fund’s outstanding Shares. For more information see Section 1 of the Issuer Tender Offer Statement.

•	What if, in the aggregate, more than 10% of the Fund’s Outstanding Shares are tendered?

The Fund will purchase duly tendered Shares from tendering Stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares as described in Section 12 of the Issuer Tender Offer Statement. This tender offer will not have any special proration provision for odd lot tenders, which means that all odd lot tenders (including Stockholders who own fewer than 100 Shares) are subject to proration. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 2,833,389 Shares. For more information see Section 1 of the Issuer Tender Offer Statement.

•	If I decide not to tender, how will the Offer affect the Fund Shares I hold?

If you decide not to tender, your percentage ownership interest in the Fund will increase after completion of the Offer.

•	What if I participate in the Fund’s Dividend Reinvestment Plan?

The Registrar holds Shares in uncertificated form for certain Stockholders pursuant to the Fund’s Dividend Reinvestment Plan (the “Plan”). Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal. A Stockholder who participates in the Plan and elects to tender all Shares will terminate their participation in the Plan pursuant to the terms of the Plan. If a Stockholder’s tender is not accepted in full due to the tender being prorated, and the Stockholder continues to hold Shares after the Expiration Date, the Stockholder may re-enroll in the Plan at any time by notifying the Registrar online at www.computershare.com/investor, by writing to the Registrar at P.O. Box 43011, Providence, RI 02940, or by calling 1-800-833-0018.

•	Does the Fund have the financial resources to pay for the tendered Shares?

Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares. For more information see Section 5 of the Issuer Tender Offer Statement.

•	If Shares I tender are accepted by the Fund, when will payment be made?

It is contemplated, subject to change, that payment for tendered Shares, if accepted, will be made on or about July 10, 2026.

•	Is my sale of Shares in the Offer a taxable transaction?

It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. For more information see Section 8, “Certain U.S. Federal Income Tax Consequences of the Offer,” below.

The Fund and its affiliates do not provide tax advice. Please consult your own tax adviser when deciding whether to participate in the Offer.

•	Is the Fund required to complete the Offer and purchase all Shares tendered up to the number of Shares tendered for?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 12 of the Issuer Tender Offer Statement.

•	Is there any reason Shares tendered would not be accepted?

In addition to those circumstances described in Section 12 of the Issuer Tender Offer Statement in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it to not be in good order. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

•	How will tendered Shares be accepted for payment?

Properly tendered Shares will be accepted for payment by a determination of the Fund, followed by notice of acceptance to the Registrar. The Registrar will thereafter make payment as directed by the Fund with monies deposited with it by the Fund. For more information see Section 2 of the Issuer Tender Offer Statement.

•	What action need I take if I decide not to tender my Shares?

None.

•	Does management encourage Stockholders to participate in the Offer, and will they participate in the Offer?

No. The Fund, its Board of Directors, the Fund’s manager, Nomura Asset Management U.S.A. Inc., and the Fund’s investment adviser, Nomura Asset Management Co., Ltd., are not making any recommendation to tender or not to tender Shares in the Offer. “Affiliated persons” of the Fund, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors, the executive officers of the Fund, the Fund’s investment adviser or the Fund’s manager intends to participate in the Offer.

•	How do I obtain additional information?

Questions and requests for assistance should be directed to the Information Agent toll free at (866) 539-8375. Requests for additional copies of the Issuer Tender Offer Statement, the Letter of Transmittal and all other Offer documents should also be directed to the Information Agent toll free at (866) 539-8375. If you do not own Shares directly, you may obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

INTRODUCTION

To the Stockholders of Common Stock
Japan Smaller Capitalization Fund, Inc.

Japan Smaller Capitalization Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase up to 10% of the Fund’s outstanding shares of common stock, or 2,833,389 shares in the aggregate (the “Offer Amount”), par value $0.10 per share (the “Shares”), at a price, net to the seller in cash, equal to 98% of the net asset value (“NAV”) per Share in U.S. dollars (the “Purchase Price”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the day after the offer expires, July 2, 2026 (the “Pricing Date”) (or, if the Offer is extended, the business day after the expiration date as extended), upon the terms and subject to the conditions set forth in this Issuer Tender Offer Statement and in the related Letter of Transmittal (which together constitute the “Offer”). The Fund’s registrar for the Offer is Computershare Trust Company, N.A. (the “Registrar”) and the information agent is Georgeson LLC (the “Information Agent”).

The Offer is extended to all stockholders of the Fund (“Stockholders”) and is not conditioned on any minimum number of Shares tendered but is subject to other conditions as outlined herein and in the Letter of Transmittal.

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Fund. “Affiliated persons” of the Fund, as defined in the 1940 Act, including directors and officers of the Fund, may be prohibited by the 1940 Act from participating in the Offer. None of the members of the Fund’s Board of Directors (the “Board”), the executive officers of the Fund, the Fund’s manager, Nomura Asset Management U.S.A. Inc. (the “Manager”) or the Fund’s investment adviser, Nomura Asset Management Co., Ltd. (the “Investment Adviser”), intends to participate in the Offer.

As of April 30, 2026, there were 28,333,893 Shares issued and outstanding and the NAV per Share was $12.79. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Expiration Date (as defined below). Stockholders may contact Georgeson LLC toll free at (866) 539-8375 or the Fund directly at 1-800-833-0018 to obtain current NAV quotations for the Shares.

Also as of April 30, 2026, the market price per Share was $11.32, which represents a 11.49% discount to the NAV. As with the Fund’s NAV, it is not possible to predict the market price per Share at a future date, including on the Pricing Date. On the Pricing Date, it is possible that the discount to NAV of the market price may be less than the 2.0% discount to NAV of the purchase price pursuant to the Offer. It is also possible that on the Pricing Date, the market price may be more than the NAV such that the Fund is trading at a “premium” to the NAV.

Any Shares acquired by the Fund pursuant to the Offer will be cancelled and retired. The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering Stockholder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the Stockholder and satisfactory evidence of the payment of such taxes, or exemption therefrom, may need to be submitted.

1.	Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and will pay for, up to 10% of the Fund’s outstanding Shares validly tendered on or prior to 5:00 p.m. Eastern Time on July 1, 2026 (the “Expiration Date”), or such later date to which the Offer is extended, and not withdrawn as described in Section 4. The purchase price of the Shares will equal 98% of the NAV of the Fund’s Shares (a 2.0% discount) as of the close of regular trading on the NYSE on the Pricing Date.

If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If, in the aggregate, more than 2,833,389 Shares are properly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares, the Fund will purchase Shares from tendering Stockholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based on the number of Shares properly tendered by or on behalf of each Stockholder. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby if more than 2,833,389 Shares are tendered.

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Registrar. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m. Eastern Time on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw their Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. Any extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m. Eastern Time on the business day immediately following the previously scheduled Expiration Date.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, as soon as practicable after the Expiration Date, Shares validly tendered on or before the Expiration Date and not properly withdrawn in accordance with Section 4. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Registrar of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, and/or the payment for, Shares to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as provided in Section 4, if and when the Fund gives oral or written notice to the Registrar of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by the Fund depositing the aggregate purchase price therefor with the Registrar. The Registrar will serve as agent for the tendering Stockholders for the purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered (i) such unpurchased Shares will be returned in uncertificated form, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility, and (iii) uncertificated Shares held by the Fund’s transfer agent will be returned to each account maintained by the transfer agent.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Registrar may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering Stockholder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be the responsibility of the Stockholder and satisfactory evidence of the payment of such taxes, or exemption therefrom, may need to be submitted.

The Fund’s Shares are listed on the NYSE and the Fund normally calculates the Shares’ NAV daily at the close of regular trading on the NYSE. On April 30, 2026, the NAV was $12.79. On April 30, 2026, the last sales price at the close of regular trading on the NYSE was $11.32 per Share. The NAV of the Fund’s Shares will be available daily through the Expiration Date by calling the Fund’s Information Agent toll free at (866) 539-8375 or by calling the Fund toll free at 1-800-833-0018.

3.	Procedure for Tendering Shares.

Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder to validly tender Shares pursuant to the Offer: (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Registrar at one of its addresses set forth on the last page of the Offer, and (ii) either the certificate for Shares must be transmitted to and received by the Registrar at one of its addresses set forth on the last page of this Offer, or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3.

The Registrar holds Shares in uncertificated form for certain Stockholders. Stockholders may tender such uncertificated Shares by completing the appropriate section of the Letter of Transmittal. A Stockholder who participates in the Plan and elects to tender all Shares will terminate their participation in the Plan pursuant to the terms of the Plan. If the Stockholder’s tender is not accepted in full due to the tender being prorated and the Stockholder continues to hold Shares after the Expiration Date, the Stockholder may re-enroll in the Plan at any time by notifying the Registrar online at www.computershare.com/investor, by writing to the Registrar at P.O. Box 43011, Providence, RI 02940, or by calling 1-800-833-0018.

Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States (each an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. For more information see the instructions to the Letter of Transmittal.

Stockholders should read and follow the instructions on the Letter of Transmittal to ensure that the document is properly completed and all required signatures and authorizations are obtained prior to submitting the document to the Registrar. For more information see the instructions to the Letter of Transmittal.

The gross proceeds paid to a U.S. Stockholder (as defined below) pursuant to the Offer will be subject to backup withholding tax unless either: (i) the Stockholder has completed and submitted to the withholding agent an Internal Revenue Service (“IRS”) Form W-9 providing the Stockholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (a) that such number is correct, (b) either that (I) the Stockholder is exempt from backup withholding, (II) the Stockholder has not been notified by the IRS that the Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (III) the IRS has notified the Stockholder that the Stockholder is no longer subject to backup withholding, (c) the Stockholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (IV) the Foreign Account Tax Compliance Act (“FATCA”) code(s) entered on the form (if any) indicating that the Stockholder is exempt from FATCA reporting is correct; or (ii) an exception applies under applicable law and Treasury regulations.

A Foreign Stockholder (as defined below) generally will be able to avoid backup withholding with respect to gross proceeds paid pursuant to the Offer if it furnishes to the withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Foreign Stockholder. Tendering Foreign Stockholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal tax withholding as well as a discussion of certain U.S. federal income tax consequences to tendering Stockholders, see Section 8, “Certain U.S. Federal Income Tax Consequences of the Offer,” below.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in good order or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Fund, the Manager, the Investment Adviser, the Information Agent, the Registrar, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Registrar or book-entry confirmation of delivery of such Shares to the account of the Registrar, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Stockholder. If delivery is to be by mail, then registered mail with return receipt requested, properly insured, is recommended.

Book-Entry Delivery Procedure

The Registrar will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within a week after the date of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Registrar’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, and (ii) causing a confirmation of receipt of such delivery to be received by the Registrar (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Registrar at the appropriate address set forth on the last page of the Offer on or before the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Registrar for purposes of the Offer.

4.	Rights of Withdrawal.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (including any date to which the Offer is extended). After the Expiration Date (including any date to which the Offer is extended), all tenders made pursuant to the Offer are irrevocable.

To be effective, a written notice of withdrawal must be timely received by the Registrar at one of its addresses set forth on the last page of the Offer. Any notice of withdrawal must specify the name of the person who executed the Letter of Transmittal to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Registrar, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Registrar. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. Neither the Fund, the Fund’s Manager, the Investment Adviser, the Information Agent, the Registrar, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 at any time prior to the Expiration Date.

If the Fund is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then without prejudice to the Fund’s rights under the Offer the Registrar may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.	Effect of the Offer; Source and Amount of Funds.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price to be paid will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on April 30, 2026, and if Stockholders tender 10% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $35,502,367.93 based on a price per share of $12.53, which is 98% of the Fund’s NAV as determined on April 30, 2026.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained from cash and from sales of securities in the Fund’s investment portfolio. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares.

The Offer may have certain adverse consequences for tendering and non-tendering Stockholders.

Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Pricing Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined on the Pricing Date, if such a decline continued up to the Pricing Date, the consideration received by tendering Stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Stockholders and the value per Share for non-tendering Stockholders.

Stockholders should also note, however, that the Offer may result in accretion to the Fund’s NAV following the Offer due to the fact that the Purchase Price represents a 2% discount to the Fund’s NAV. The potential accretion to the Fund’s NAV may offset in whole or in part any decline in the Fund’s NAV as discussed above.

The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know the amount of cash required to pay for such Shares until the Expiration Date. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. As noted, the Fund may be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) during the calendar year. This recognition and distribution of gains, if any, would have two negative consequences: first, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains; and second, Stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). The Fund’s semi-annual report for the period ended February 28, 2026 reflected net unrealized appreciation on investments, exclusive of foreign currency, for federal income tax purposes was $91,813,913, of which $128,263,274 related to appreciated securities and $36,449,361 related to depreciated securities. The cost of investments, exclusive of foreign currency of $6,018,497 at February 28, 2026 for federal income tax purposes was $292,693,088. At February 28, 2026, the components of accumulated earnings on a tax basis consisted of unrealized appreciation on investments and foreign currency transactions of $91,785,362, undistributed ordinary income of $10,652,503, and a capital loss carryforward of $0.

In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Stockholders. The Fund’s repurchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders. For more information see Section 8, “Certain U.S. Federal Income Tax Consequences of the Offer,” below.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund would be reduced accordingly. The reduced net assets of the Fund that may result following the Offer could result in a higher expense ratio for the Fund, and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

6.	Purpose of the Offer; Past Contracts or Agreements.

On June 6, 2025, the Board announced the adoption of a policy pursuant to which the Fund would conduct a conditional tender offer for 10% of its outstanding shares, provided that the Fund’s shares trade at an average daily market price discount of 9% or greater to NAV during the nine-month measurement period beginning on July 1, 2025 and ending on March 31, 2026. On April 17, 2026 the Board announced that it had completed its review of the Fund’s trading discount during the nine-month measurement period beginning on July 1, 2025 and ending on March 31, 2026 in connection with the conditional tender offer and determined that the Fund’s shares traded at an average daily market price discount of 10.5% to the Fund’s net asset value during such nine-month period, satisfying the threshold of 9%. The Board has authorized the Offer because it has the potential to reduce, at least temporarily, the discount from NAV at which the Shares currently trade. There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer.

On May 22, 2026, the Board considered and approved the Offer whereby the Fund agreed that it would offer to purchase, up to 10% of the Fund’s then outstanding Shares at a price equal to 98% of the NAV. The Board has determined to effect the Offer under Rule 13e-4 of the Exchange Act. Any Shares acquired by the Fund pursuant to the Offer will be retired.

None of the Fund, its Board, the Manager, or the Investment Adviser makes any recommendation to any Stockholder as to whether to tender or refrain from tendering any Shares, and none of such persons has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender Shares.

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization, or liquidation involving the Fund; any purchase, sale, or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

The Fund does not consider its Level Distribution Plan to be a contract or agreement related to the Offer or an extraordinary corporate transaction, but notes for completeness that on June 6, 2025 when the Board announced the policy for the Fund’s conditional tender offer, the Board at the same time announced a Level Distribution Plan under which the Fund would pay monthly distributions at an annualized rate of 10% of the Fund’s NAV as of May 31, 2025.  On May 22, 2026, the Board further announced a “re-leveling” of distributions under the Level Distribution Plan to an annualized rate of 10% of the Fund’s market price as of May 20, 2026, with the new distribution rate to be effective with the July 31, 2026 LDP payment date.

The LDP is intended to provide shareholders with a constant, though not guaranteed, fixed rate of distribution each month. The Board may terminate or modify the parameters of the LDP at any time without prior notice to the Fund’s shareholders if circumstances warrant. The amendment or termination of the LDP could have an adverse effect on the market price of the Fund’s common shares. Distributions will be made primarily in cash but under the Fund’s dividend-reinvestment plan, distributions will be made in Fund shares unless a shareholder has elected to receive cash. Shares held with a broker-dealer will receive distributions in cash. Under the LDP, distributions may be derived from any combination of: (i) net investment income, (ii) realized capital gains, and/or (iii) a return of shareholder capital. Distributions of long-term capital gain may be restricted under SEC regulations. The Fund has received SEC exemptive relief to permit the Fund to make more frequent distributions of capital gain than otherwise contemplated by such restrictions, subject to various conditions. As of the date hereof, the Fund has not relied on the exemptive relief to make such distributions. The actual composition for each fiscal year will be reported to shareholders on Form 1099-DIV after year-end. Estimates provided in any monthly notice or in this press release are not intended for tax-reporting purposes and should not be relied upon as such. An investor should not draw any conclusions about the Fund’s investment performance from the amount of any distribution or from the terms of the LDP. When the Fund refers to the possibility of a return of shareholder capital, this generally would occur if the Fund has distributed more than its income and net realized capital gain; in that case, some or all of the money that a shareholder invested in the Fund is paid back to the shareholder. A return of capital distribution, if any, does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income”. Amounts and sources of distributions reported in notices accompanying a distribution are estimates and are not provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund cannot predict what effect, if any, the LDP will have on the market price of its shares, or whether such market price will trade at a narrower or wider discount to the net asset value compared to levels prior to the adoption of the LDP.

7.	NAV and Market Price Range of Shares.

The Shares are traded on the NYSE. During the Fund’s fiscal quarters for the 24-month period beginning March 31, 2024, the high and low market price per Share during the fiscal quarter, and the market price per Share as of the close of ordinary trading on the NYSE and NAV as of the last business day of such fiscal quarter, were as follows:

	Market Price
Fiscal Quarter Ended	High	Low	Close	NAV
March 31, 2024	$8.03	$7.50	$7.98	$9.60
June 30, 2024	$7.87	$7.49	$7.59	$9.42
September 30, 2024	$8.27	$7.13	$8.27	$10.06
December 31, 2024	$8.25	$7.50	$7.67	$9.45
March 31, 2025	$8.48	$7.50	$8.39	$9.79
June 30, 2025	$9.74	$7.65	$9.64	$11.08
September 30, 2025	$10.94	$9.53	$10.54	$11.99
December 31, 2025	$11.08	$9.96	$11.08	$12.09
March 31, 2026	$12.74	$10.46	$10.90	$11.97

During the pendency of the Offer, any distributions will be paid on the regularly scheduled distribution payment dates.

8.	Certain U.S. Federal Income Tax Consequences of the Offer.

The following discussion is a general summary of certain U.S. federal income tax consequences to participating Stockholders of the Fund’s repurchase of Shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This summary does not address any proposals to modify such tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary assumes that the Fund is and will remain a regulated investment company (“RIC”) for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. Except as otherwise discussed below, this summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular Stockholder in light of its investment or tax circumstances or to Stockholders subject to special tax rules, such as U.S. expatriates; persons who mark-to-market Shares; subchapter S corporations; U.S. Stockholders whose functional currency is not the U.S. dollar; financial institutions; insurance companies; broker-dealers; RICs; real estate investment trusts; trusts and estates; persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; persons subject to the alternative minimum tax; persons holding their Shares through a partnership or similar pass-through entity; tax-exempt organizations; investors in tax deferred accounts such as a 401(k) plan or an individual retirement account; and Stockholders subject to special tax accounting rules as a result of their use of “applicable financial statements” (within the meaning of Section 451(b)(3) of the Code). Unless otherwise noted, this discussion applies only to U.S. Stockholders that hold Shares as capital assets, which generally means as property held for investment. A “U.S. Stockholder” is an individual who is a citizen or resident of the United States; a U.S. corporation (including an entity treated as a corporation); a trust if it (i) is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has made a valid election to be treated as a U.S. person; or any estate the income of which is subject to U.S. federal income tax regardless of its source. A “Foreign Stockholder” is a beneficial owner of Shares that is not a U.S. Stockholder and is not treated as a partnership for U.S. federal income tax purposes. Current and prospective Stockholders are urged to consult their own tax advisers with respect to the specific U.S. federal, state, local and non-U.S. tax consequences of investing in the Fund.

The Fund’s repurchase of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, the Fund’s repurchase of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the Stockholder: (i) results in a “complete redemption” of the Stockholder’s interest in the Fund, (ii) is “substantially disproportionate” with respect to the Stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the Stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Further, in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a stockholder will be purchased by the Fund. Proration may affect whether the Fund’s repurchase of Shares from a Stockholder will satisfy the tests described in clauses (i), (ii), or (iii) above. A “substantially disproportionate” redemption generally requires a reduction of more than 20% in the Stockholder’s proportionate interest in the Fund after all repurchases of Shares from all Stockholders pursuant to the Offer are taken into account and also requires the Stockholder to own less than 50% of the Fund immediately after the redemption. A “complete redemption” of a Stockholder’s interest generally requires that all Shares of the Fund owned by the Stockholder be disposed of. A redemption “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Stockholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority stockholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such stockholder in such corporation was sufficient to constitute a “meaningful reduction.” Stockholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

If the Fund’s repurchase of Shares pursuant to the Offer qualifies for sale or exchange treatment under Section 302(b) of the Code, a Stockholder will recognize gain or loss equal to the difference between (i) the cash received by the Stockholder pursuant to the Offer and (ii) the Stockholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Shares held for six months or less will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares tendered pursuant to the Offer will ordinarily be disallowed to the extent a Stockholder acquires Shares within 30 days before or after the date Shares are repurchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

If the requirements of Section 302(b) of the Code are not met, a Stockholder will be treated as receiving a distribution with respect to its Shares. Any such distribution will be treated as a taxable “dividend” to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the Stockholder’s adjusted basis in its Shares), and any amounts in excess of the Stockholder’s adjusted basis will constitute taxable capital gain (which will be long-term or short-term depending on such Stockholder’s applicable holding period for the Shares tendered). Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Stockholder. In addition, if the Fund’s repurchase of Shares pursuant to the Offer is treated as a dividend to a tendering Stockholder, the IRS could take the position that Stockholders who do not participate in such repurchase of Shares should be treated as receiving a constructive stock distribution taxable as a dividend in the amount of the increased percentage ownership in the earnings and assets of the Fund as a result of the repurchase, even though such Stockholder did not actually receive cash or other property as a result of such repurchase. An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts. Stockholders should consult their tax advisers regarding the applicability of the Medicare tax to their sale of Shares pursuant to the Offer.

Foreign Stockholders. Any payments to a tendering Foreign Stockholder that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Stockholder who realizes a gain as a result of the Fund’s repurchase of Shares pursuant to the Offer that qualifies for sale or exchange treatment under Section 302(b) of the Code will generally not be subject to U.S. federal income tax on such gain unless (i) the Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist or (ii) the gain is effectively connected with the Foreign Stockholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment). Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S., or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations,” “foreign personal holding companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. Because an applicable withholding agent may be unable to determine whether a particular Foreign Stockholder is entitled to sale or exchange treatment under Section 302(b) of the Code, the withholding agent may treat all or a portion of the payment to such Foreign Stockholder as a dividend distribution subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may apply under an applicable income tax treaty), unless an exemption from withholding is applicable. A Foreign Stockholder may be eligible to obtain a refund from the IRS of all or a portion of any tax withheld if the Fund’s repurchase of Shares pursuant to the Offer qualified for sale or exchange treatment under Section 302(b) of the Code described above or if the Foreign Stockholder is otherwise able to establish that no tax or a reduced amount of tax is due and files a U.S. federal tax return seeking such refund. In addition, if the Fund’s repurchase of Shares pursuant to the Offer is treated as a dividend to a tendering Stockholder, the IRS could take the position that Foreign Stockholders who do not participate in such repurchase of Shares should be treated as receiving a constructive stock distribution taxable as a dividend in the amount of the increased percentage ownership in the Fund as a result of the repurchase, even though such Foreign Stockholder did not actually receive cash or other property as a result of such repurchase, and any such constructive dividend could be subject to U.S. withholding tax. Foreign Stockholders are urged to consult their own tax advisers regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Withholding. The gross proceeds paid to a U.S. Stockholder pursuant to the Offer will be subject to backup withholding tax unless either: (i) the Stockholder has completed and submitted to the withholding agent an IRS Form W-9 providing the Stockholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (a) that such number is correct, (b) either that (I) the Stockholder is exempt from backup withholding, (II) the Stockholder has not been notified by the IRS that the Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (III) the IRS has notified the Stockholder that the Stockholder is no longer subject to backup withholding, (c) the Stockholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (IV) the FATCA code(s) entered on the form (if any) indicating that the Stockholder is exempt from FATCA reporting is correct; or (ii) an exception applies under applicable law and Treasury regulations. A Foreign Stockholder generally will be able to avoid backup withholding with respect to gross proceeds paid pursuant to the Offer if it furnishes to the withholding agent a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Foreign Stockholder. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Stockholder’s U.S. federal income tax liability.

FATCA. Under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and applicable U.S. Treasury regulations promulgated thereunder, U.S. federal withholding tax generally may be imposed at a rate of 30% on amounts paid to a tendering Stockholder that is a foreign financial institution or a non-financial foreign entity unless such foreign financial institution or non-financial foreign entity establishes an exemption from such withholding tax under FATCA with the applicable withholding agent. Foreign Stockholders are urged to consult their own tax advisers to determine the effect, if any, of FATCA on their participation in the Offer.

9.	Certain Information Concerning the Fund, the Fund’s Manager and the Fund’s Investment Adviser.

The Fund is a closed-end, diversified management investment company organized as a Maryland corporation and its investment operations commenced on March 21, 1990. As a closed-end management investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is to seek long-term capital appreciation through investments primarily in smaller capitalization Japanese equity securities.

The principal executive offices and business address of the Fund are located at Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316. The Fund’s business telephone number is 1-800-833-0018.

Nomura Asset Management U.S.A. Inc. (“NAM-U.S.A”), the Manager, a wholly owned subsidiary of Nomura Asset Management Co., Ltd. (“NAM”), serves as the manager to the Fund. The Manager is a New York corporation and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The principal business address of the Manager is Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316.

NAM serves as investment adviser to the Fund and is the parent company of NAM-U.S.A. NAM is wholly owned by Nomura Holdings, Inc., a Japanese public company. NAM is authorized as an investment trust management company under the Japan Financial Instruments and Exchange Act and a registered investment adviser under the Advisers Act. The principal business address of NAM is 2-2-1, Toyosu, Koto-ku, Tokyo 135-0061, Japan.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information should be available to the public, free of charge, on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares.

The directors and executive officers of the Fund and the approximate aggregate number and percentage of the Shares each of them beneficially owned as of April 30, 2026, is set forth in the table below. The address of each of them is in care of the Fund at Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316.

Name	Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
David B. Chemidlin	Independent Director	2,432	0.008583%
Tina Jones	Independent Director	950	0.003353%
Arthur B. Laby	Independent Director	3,306	0.011668%
Marcia L. MacHarg	Independent Director	945	0.003335%
Paige P. Ouimet	Independent Director	3,376.655	0.011918%
Yusuke Andoh	Interested Director, President and Chief Executive Officer	0	0
Shinichi Masuda	Chief Administrative Officer	0	0
Michael A. Morrongiello	Vice President	0	0
Maria R. Premole	Vice President	0	0
Neil A. Daniele	Chief Compliance Officer	0	0
Thomas Perugini	Treasurer	0	0

As of April 30, 2026, the directors and executive officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Neither the Fund nor, to the best of the Fund’s knowledge, the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in the Shares, except for automatic dividend reinvestment, during the past 60 days.

Except as set forth in the Offer, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The Fund has been advised that no Director or executive officer of the Fund intends to tender Fund Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Fund Shares pursuant to the Offer from any such person.

11.	Certain Legal Matters; Regulatory Approvals.

The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 12.

12.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE or (b) impair the Fund’s status as a RIC under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions, and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country in which the Fund invests or which is material to the Fund, or (f) in the Board’s judgment, any other event or condition which would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) determination by the Board that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

13.	Fees and Expenses.

The Fund will pay all fees and expenses associated with the Offer. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Registrar for purposes of the Offer.

The Fund has retained Computershare Trust Company, N.A. to act as Registrar and Georgeson LLC to act as Information Agent. The Registrar and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

14.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which making the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15.	Contacting the Registrar and the Information Agent.

The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Registrar as set forth below.

The Registrar for the Offer is:

By First Class Mail:

Computershare Trust Company, N. A.
Voluntary Corporate Actions
P.O. Box 43011
Providence, RI 02940

By All Trackable and Overnight Mail:

Computershare Trust Company, N.A.
Voluntary Corporate Action
150 Royall Street, Suite V
Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal, and other documents may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

51 West 52nd Street, 6th Floor
New York, NY  10019

Shareholders, Banks and Brokers

Toll Free: (866) 539-8375
Outside the U.S. and Canada: (646) 922-9326

June 1, 2026